Exhibit 99.1

DSP Group Announces Appointment of Gabi Seligsohn, to Board of Directors

SAN JOSE, Calif., May 2, 2013—DSP Group, Inc. (NASDAQ: DSPG), a leading global provider of wireless chipset solutions for converged communications, announced today that Gabi Seligsohn, President & CEO of Nova Measuring Instruments Ltd (Nasdaq: NVMI) has joined the Board of Directors of DSP Group. Nova Measuring Instruments Ltd. is a provider of leading-edge stand-alone metrology and the market leader of integrated metrology solutions to the semiconductor process control market.

Eli Ayalon, Chairman of DSP Group, said: “We have been looking for an independent director with no prior relationship with the Company but with a deep understanding of the semiconductor industry, who could add to the strategic thinking of our Board. Adding Gabi Seligsohn to our Board, and gaining the benefit of his talents and ability to contribute to our growth, was suggested to us by Senvest International, one of our largest stockholders, which is also an investor in Nova. We appreciate Senvest’s excellent suggestion and their support of DSP Group.”

Robert Katz of Senvest International, a shareholder based in New York, said “We are very pleased that Gabi Seligsohn will be joining the DSP Group Board. We remain enthusiastic about DSP Group’s business and prospects. We believe that a strong and seasoned executive like Gabi, with his extensive industry knowledge, will provide additional independent support and advice that will benefit DSP Group and all of its shareholders.”

Ofer Elyakim, DSP Group CEO, added that “Our Board and management are very much looking forward to benefiting from Mr. Seligsohn’s experience and insight and to his contribution to our Board and DSP Group.”

Mr. Seligsohn said that “I look forward to serving on the DSP Group Board, and to contributing to DSP Group’s continued success in the marketplace and for its investors.”

Mr. Seligsohn replaces Yair Shamir, who has resigned from the Board as a result of his election to the Israeli Knesset and appointment as Minister of Agriculture and Rural Development.

DSP Group and its Board of Directors thank Mr. Shamir for his leadership, outstanding contribution and many years of service to the company, and wish him every success in his new role in public service.

Mr. Seligsohn’s appointment is effective immediately, but he will stand for election at the company’s upcoming shareholder’s meeting.

About DSP Group

DSP Group®, Inc. (NASDAQ: DSPG) is a leading global provider of wireless chipset solutions for converged communications. Delivering semiconductor system solutions with software and reference designs, DSP Group enables OEMs/ODMs, consumer electronics (CE) manufacturers and service providers to cost-effectively develop new revenue-generating products with fast time to market. At the forefront of semiconductor innovation and operational excellence for over two decades, DSP Group provides a broad portfolio of wireless chipsets integrating DECT/CAT-iq, DECT ULE, Wi-Fi, PSTN, HDClear™, video and VoIP technologies. DSP Group enables converged voice, audio, video and data connectivity across diverse mobile, consumer and enterprise products – from mobile devices, connected multimedia screens, and home automation & security to cordless phones, VoIP systems, and home gateways. Leveraging industry-leading experience and expertise, DSP Group partners with CE manufacturers and service providers to shape the future of converged communications at home, office and on the go. For more information, visit www.dspg.com.

Contact

For more information, please contact Christopher Basta at Work: 1-408-240-6844, Cell: 1-631-796-5644 or chris.basta@dspg.com.

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